Exhibit 23.5

[Letterhead of East Associates]

August 2, 2005

Baidu.com, Inc.

12/F, Ideal International Plaza

No. 58 West-North 4th Ring

Beijing, PRC 100080

Ladies and Gentlemen:

We hereby consent to the use of our name under the captions “Risk Factors” and “Legal Matters” in the prospectus included in the registration statement on Form F-1, originally filed by Baidu.com, Inc. on July 12, 2005 with the Securities and Exchange Commission under the Securities Act of 1933, as amended. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Sincerely yours,

/s/ East Associates

East Associates